                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             MICROFIELD GROUP, INC.

                                       AND

                               ECI ACQUISITION CO.

                                       AND

                               ENERGYCONNECT, INC.

                          DATED AS OF OCTOBER 11, 2005

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made as of October 11, 2005 by and among MICROFIELD GROUP, INC., an Oregon corporation ("Microfield"), ECI ACQUISITION CO., an Oregon corporation ("Merger Sub"), and ENERGYCONNECT, INC., a Nevada corporation ("ECI").

                                    RECITALS

     A. The respective boards of directors of Microfield, Merger Sub and ECI have: (a) determined that the Merger of ECI with and into Merger Sub pursuant and subject to all of the terms and conditions of this Agreement is advisable, fair and in the best interests of Microfield, ECI and Merger Sub and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement.

     B. The board of directors of Microfield has authorized the issuance of Microfield Common Stock pursuant to this Agreement.

     C. Microfield, ECI, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     D. The parties intend that the structure of the Merger described in this Agreement be a tax-free reorganization within the meaning of Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the covenants, conditions and agreements set forth herein and for other good and valuable consideration, the sufficiency of which are acknowledged, the parties agree as follows:

     ARTICLE 1. DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     "AGREEMENT" means this Agreement and Plan of Merger, together with the attached Exhibits and Disclosure Schedules, as the same may be amended from time to time in accordance with the terms hereof.

     "ARTICLES OF MERGER" means Articles of Merger in a form approved for filing in accordance with the OBCA.

     "CLOSING" means the conference to be held at 10:00 a.m. on the Closing Date at the offices of Microfield, or such other time and place as the parties may mutually agree to in writing.

     "CLOSING DATE" means October 13, 2005, or such other date as the parties may mutually agree in writing.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

     "DISCLOSURE SCHEDULES" means the Disclosure Schedules attached to this Agreement.

     "ECI" means EnergyConnect, Inc., a Nevada corporation.

     "ECI OPTIONS" means options to purchase shares of ECI Stock granted to employees of ECI pursuant to the terms of the Employee Stock Option Plan adopted by ECI that are outstanding immediately prior to the Effective Time.

     "ECI SHAREHOLDERS" means all the holders of record of ECI Stock immediately prior to the Effective Time.

     "ECI STOCK" means shares of Class A common stock, without par value, of ECI.

     "EFFECTIVE TIME" means the date and time when the Merger becomes effective pursuant to the OBCA.

     "ENFORCEABILITY EXCEPTIONS" means the limits with respect to the enforceability of any agreement imposed by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization.

     "KNOWLEDGE," with respect to a party, means the actual current knowledge of the existence or nonexistence of a fact or matter, after reasonable inquiry, by the executive officers or directors of Microfield or ECI, as applicable, taking into consideration the type of knowledge that the person would know by virtue of such person's position.

     "LAW" means any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

     "MATERIAL ADVERSE CHANGE" means any materially adverse change in the financial condition, properties, business or results of operations of a party that exceeds the sum of $250,000 or more, whether taken separately or together in the aggregate with other similar events, other than changes arising out of general economic conditions unrelated to the business in which the party is engaged. When reference is made to Microfield in this context, such reference shall be deemed to refer to Microfield and its Subsidiaries taken as a whole.

     "MATERIAL ADVERSE EFFECT" means any event, condition or fact that is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of a party that exceeds the sum of $250,000 or more, whether taken separately or together in the aggregate with other similar events, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which the party is engaged. When reference is made to Microfield in this context, such reference shall be deemed to refer to Microfield and its Subsidiaries taken as a whole.

     "MATERIAL CONTRACTS" means any agreement or contract to which a party, or by which its properties or assets, is bound, which could reasonably be expected to result in a Material Adverse Change or have a Material Adverse Effect, including, but not limited, to: (a) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount exceeding $50,000; and (b) all other contracts, agreements, commitments or other understandings or arrangements, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving individual payments or receipts by a party of less than $50,000 over the term of such contract, agreement, commitment or other understanding or arrangement.

     "MERGER" means the merger of ECI with and into Merger Sub pursuant to this Agreement, the OBCA, and the NGCL.

     "MERGER CONSIDERATION" means the aggregate number of shares of Microfield Common Stock and Microfield Warrants issuable to the ECI Shareholders pursuant to Section 2.7, subject to any rounding for fractional shares pursuant to
Section 2.9(b).

     "MERGER SUB" means ECI Acquisition Co., an Oregon corporation and a wholly owned Subsidiary of Microfield.

     "MICROFIELD" means Microfield Group, Inc., an Oregon corporation.

     "MICROFIELD COMMON STOCK" means shares of common stock, no par value, of Microfield.

     "MICROFIELD WARRANT" means a warrant to purchase one share of Microfield Common Stock at a price equal to 110% of the average of the closing prices of Microfield Common Stock on the OTCBB on the five trading days immediately preceding the Closing Date, subject to the terms and conditions set forth in the Stock Purchase Warrant in the form attached as Exhibit A.

     "NGCL" means the Nevada General Corporation Law, as the same shall be in effect from time to time.

     "OBCA" means the Oregon Business Corporation Act, as the same shall be in effect from time to time.

     "OPTION EXCHANGE RATIO" means 191,820 shares of Microfield Common Stock.

     "PERSON" means a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

     "SUBSIDIARY" means any entity (a) at least a majority of the outstanding capital stock or ownership interest of which shall at the time be owned by Microfield or ECI, as applicable, directly or through one (1) or more entities that are themselves Subsidiaries or (b) with respect to which Microfield or ECI, as applicable, may elect a majority of the board of directors or similar governing body.

     "SURVIVING CORPORATION" means Merger Sub, which shall survive the Merger of ECI with and into Merger Sub.

     OTHER TERMS. The following terms shall have the meanings specified in the following noted sections of this Agreement:

       TERM          SECTION
-----------------   ---------
Preferred Shares    4.2
Related Documents   Article 7
Rule 144            2.10
Securities Act      2.10

     ARTICLE 2. THE MERGER

          2.1 THE MERGER. At the Effective Time and upon and subject to the terms and conditions of this Agreement, ECI will be merged with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger and shall continue to be governed by the Laws of the state of Oregon, and the separate existence of ECI shall cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the OBCA and the NGCL.

          2.2 EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub and ECI will cause the Articles of Merger to be executed, delivered and filed as provided in the OBCA and the NGCL. The Merger shall become effective at the time specified in of the Articles of Merger filed with the Oregon Secretary of State, Corporation Division, and the Nevada Secretary of State.

          2.3 ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the OBCA, except for Article I thereof which shall be amended to read as follows:

"The name of the Corporation is EnergyConnect, Inc., and its duration shall be perpetual."

          2.4 BYLAWS OF SURVIVING CORPORATION. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the OBCA.

          2.5 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The board of directors of the Surviving Corporation shall initially consist of five (5) director positions. The following directors are hereby elected and shall serve as the directors of the Surviving Corporation to hold office as provided in the
Bylaws:

               William C. McCormick
               A. Mark Walter
               Michael Stansell
               Rodney M. Boucher
               Gene Ameduri

          The following officers shall be the officers of the Surviving Corporation, to hold office as provided in the Bylaws:

               Gene Ameduri           President
               William C. McCormick   Chairman of the Board
               Rodney M. Boucher      Chief Executive Officer
               Michael Stansell       Secretary

          2.6 MERGER SUB STOCK. At and after the Effective Time, each share of Merger Sub common stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

          2.7 CONVERSION OF ECI STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, ECI or Microfield, each share of ECI Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 141,058.27 validly issued, fully paid and nonassessable shares of Microfield Common Stock and 101,522.84 Microfield Warrants. The total number of Microfield Warrants to be issued to a given ECI Shareholder shall be rounded to the nearest whole share of Microfield Common Stock. No cash shall be paid in lieu of fractional shares. The ECI Shareholders will receive the following shares of Microfield Common Stock and Microfield Warrants:

                                                 TOTAL SHARES
                                                     OF
                              ECI STOCK        MICROFIELD COMMON                TOTAL
ECI SHAREHOLDERS                OWNED               STOCK                MICROFIELD WARRANTS
-------------------------   ------------   ------------------------   ------------------------
Rodney M. Boucher           60 shares of
                            common stock   8,463,496                  6,091,371

Vince Cushing               40 shares of
                            common stock   5,642,331                  4,060,914

Gene Ameduri                38 shares of
                            common stock   5,360,214                  3,857,868

Energy Fund II LLC          44 shares of
                            common stock   6,206,564                  4,467,005

Mark Boucher                1 share of
                            common stock   141,058                    101,523

Boucher Heritage Holdings   2 shares of
LLC                         common stock   282,117                    203,046

Carey Halsted               2 shares of
                            common stock   282,117                    203,046

Alan Gartner                1 share of
                            common stock   141,058                    101,523

Wilfred A. Boucher          4 shares of
                            common stock   564,233                    406,091

Centerlogic, Inc.           2 shares of
                            common stock   282,117                    203,046

Microfield Group, Inc.      5 shares of
                            common stock   0, see Section 2.8 below   0, see Section 2.8 below

          2.8 CANCELLATION OF CERTAIN SHARES. Each share of ECI Common Stock held by Microfield immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Microfield, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          2.9 PROCEDURE FOR PAYMENT.

               (a) SURRENDER OF STOCK. From and after the Effective Time, the holders of record of ECI Stock, upon surrender to Microfield or its agent designated for such purpose of any letters of transmittal or other documents as may be reasonably requested by Microfield or its agent, shall be entitled to receive one or more certificates representing the number of shares of Microfield Common Stock and one or more stock purchase warrants in the form attached as Exhibit A evidencing Microfield Warrants, in each case, into which such ECI Stock shall have been converted pursuant to the provisions of Section 2.7.

               (b) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of Microfield Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of Microfield. The portion of the Merger Consideration to be issued to each holder of record of ECI Stock will be rounded to the nearest whole share.

               (c) NO FURTHER RIGHTS IN ECI STOCK. All shares of Microfield Common Stock and Microfield Warrants issued upon conversion of the ECI Stock in accordance with the terms of this Agreement shall be deemed to have been issued (and paid) in full satisfaction of all rights of the holders of record of ECI Stock pertaining to the ECI Stock. Following the Effective Time, the holders of record of ECI Stock shall cease to have any rights with respect to such ECI Stock except as otherwise provided in this Agreement or by law.

          2.10 UNREGISTERED SHARES. All ECI Shareholders have been informed by Microfield that the Microfield Common Stock and the Microfield Warrants (as well as the shares of Microfield Common Stock underlying such warrants) conveyed hereunder as Merger Consideration have not been registered under the Securities Act of 1933 (the "SECURITIES ACT"). All ECI Shareholders have also been informed that such Microfield Common Stock will bear the legend set forth in Section 2.11, and that such Microfield Common Stock must be held for the time required by Rule 144 promulgated under the Securities Act ("RULE 144"), unless (a) the sale of the Microfield Common Stock has been registered under the Securities Act, (b) a sale of the Microfield Common Stock is made in conformity with the provisions of Rule 144, or (c) in the opinion of counsel for an ECI shareholder, which opinion is reasonably acceptable to Microfield, some other exemption from registration is available with respect to any such sale, transfer or other disposition of such Microfield Common Stock. The Microfield Warrants will bear the legend set forth in the form attached as Exhibit A and will be subject to comparable restrictions on transfer as described above for the Microfield Common Stock.

          2.11 STOCK CERTIFICATE LEGEND. Stock transfer instructions will be given to Microfield's transfer agent with respect to the Merger Consideration and there will be placed on the certificates for such shares, or any substitution therefor, the following legend:

               "The securities evidenced by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving these securities or (b) the Company receives an opinion of legal counsel for the holder of these securities (acceptable to legal counsel for the Company) to the effect that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration."

          2.12 ECI OPTIONS.

               (a) NEW OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any ECI Option, each ECI Option, whether vested or unvested, exercisable or unexercisable, shall be deemed to constitute an option (a "New Option") to purchase, on the same terms and conditions as were applicable under the terms of the ECI Employee Stock Option Plan, a number of shares of Microfield Common Stock at an exercise price per share determined respectively as follows:

                    (i) Number of Shares. The number of shares of Microfield Common Stock subject to a New Option shall be equal to the product of (I) the number of shares of ECI Stock purchasable upon exercise of the ECI Option and
(II) the Option Exchange Ratio, the product being rounded down to the nearest whole share; and

                    (ii) Exercise Price. The exercise price per share of Microfield Common Stock purchasable upon exercise of a New Option shall be equal to (I) the exercise price per share of ECI Stock under the ECI Option divided by
(II) the Option Exchange Ratio, the quotient being rounded up to the nearest cent.

     With respect to any such ECI Options that are "incentive stock options" (as defined in Section 422(b) of the Code) the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code and the regulations promulgated thereunder. Prior to the Effective Time, ECI or its Board of Directors will take all action necessary on its part to give effect to the provisions of this Section 2.12(a) and shall take such other actions reasonably requested by Microfield to give effect to the foregoing.

               (b) RESERVATION AND REGISTRATION OF NEW OPTION SHARES. Prior to the Effective Time, Microfield shall take all corporate action necessary to reserve for future issuance a sufficient number of shares of Microfield Common Stock to provide for the satisfaction of its obligations, if any, with respect to the New Options. Prior to January 31, 2007, Microfield shall use its reasonable best efforts to file a registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act with respect to the Microfield Common Stock issuable upon exercise of the New Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement and to comply with the disclosure requirements specified in Form S-8 for so long as such New Options remain outstanding.

               (c) NOTICE TO HOLDERS. As soon as practicable after the Effective Time, Microfield shall deliver to the holders of ECI Options appropriate notices setting forth such holders' rights pursuant to the New Options and that the agreements evidencing the grants of ECI Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
2.12 after giving effect to the Merger). The New Options shall be subject to the terms of the Microfield 2004 Stock Incentive Plan, including Section 13(d) thereof.

          2.13 AGREEMENT TO VOTE IN FAVOR OF MERGER. For purposes of this
Section 2.13 only, the following ECI shareholders covenant and agree to vote in favor of or consent to the Merger, and the transactions contemplated herein:
Rodney M. Boucher, Gene Ameduri, and Energy Fund II, LLC.

     ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF ECI

     ECI represents and warrants to Microfield and Merger Sub that, except as set forth in the Disclosure Schedules (whether or not in a correspondingly numbered section):

          3.1 ORGANIZATION AND GOOD STANDING. ECI is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 3.1 of the Disclosure Schedules, ECI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on ECI. ECI has delivered to Microfield accurate and complete copies of its Articles of Incorporation and Bylaws, as currently in effect.

          3.2 CAPITALIZATION. As of the Closing Date, the outstanding ECI Stock and the holders thereof will be as set forth in Section 3.2 of the Disclosure Schedules. As of the Closing Date, all issued and outstanding ECI Stock will be duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 3.2 of the Disclosure Schedules, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding or unissued ECI Stock or any other security of ECI, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any ECI Stock or other security. Except as disclosed in Section 3.2 of the Disclosure Schedules, there are no obligations, contingent or otherwise, of ECI to repurchase, redeem or otherwise acquire any ECI Stock or to provide funds to or otherwise make any investment (in the form of a loan, capital contribution or other similar investment) in any other entity.

          3.3 INTELLECTUAL PROPERTY. ECI has filed U.S. Application Serial No. 11/107,222 titled "Enterprise Energy Automation" with the United States Patent and Trademark Office with a filing date of April 15, 2005.

          3.4 CUSTOMERS. ECI's customers are as follows: (1) PJM Interconnection, L.L.P., and (2) Developers Diversified Realty Corporation. There have not been any changes in the business relationships of ECI with its aforementioned customers that would constitute a Material Adverse Effect on ECI, other than completion of contracted work in the normal course of business.

     ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB

     Microfield and Merger Sub jointly and severally represent and warrant to ECI that, except as set forth in the Disclosure Schedules (whether or not in a correspondingly numbered section):

          4.1 ORGANIZATION AND GOOD STANDING. Microfield and each of its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and is duly organized to do business in each domestic or foreign jurisdiction in which the failure to be so qualified is reasonably likely to have a Material Adverse Effect on it, and each such entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Microfield and Merger Sub have each delivered to ECI accurate and complete copies of its Articles of Incorporation and Bylaws, as currently in effect.

          4.2 CAPITALIZATION. The authorized capital stock of Microfield consists of (a) 125,000,000 shares of Microfield Common Stock and (b) 10,000,000 shares of preferred stock (the "PREFERRED SHARES"). As of October 3, 2005, (i) 21,150,801 shares of Microfield Common Stock were issued and outstanding (ii) 6,642,865 shares of Series 2 Preferred Shares were issued and outstanding, (iii) 3,602.709 shares of Series 3 Preferred Shares were issued and outstanding, (iv) 4,392.105 shares of Series 4 Preferred Shares were issued and outstanding, (v) 3,176,825 shares of Microfield Common Stock were reserved for future issuance pursuant to outstanding options to purchase Microfield Common Stock, (vi) 7,734,363 shares of Microfield Common Stock are available for issuance pursuant to the 2004 Stock Incentive Plan, as amended; and (vii) 5,252,372 shares of Microfield Common Stock were reserved for future issuance upon exercise of warrants to purchase Microfield Common Stock. Microfield is currently engaged in a private placement offering in which it will issue up to 6,428,571 shares of Microfield Common Stock and stock purchase warrant agreements to purchase up to 3,214,285 shares of Microfield Common Stock with an exercise price of $0.90 per share. No other capital stock or rights to acquire such capital stock of Microfield are authorized, issued, or outstanding. The outstanding shares of Microfield capital stock are, and the shares of Microfield Common Stock to be issued to the holders of record of ECI Stock in the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive rights.

          4.3 SEC REPORTS. To the Knowledge of Microfield and Merger Sub, except as disclosed in Section 4.3 of the Disclosure Schedules, all registration statements, reports and proxy statements, including amendments thereto, filed by Microfield with the SEC since December 31, 2002, and prior to the date of this Agreement, as of the date filed (A) complied in all material respects as to form with the applicable requirements under the Securities Act and the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     ARTICLE 5. ADDITIONAL COVENANTS OF ECI

     ECI covenants and agrees as follows:

          5.1 CONDUCT OF BUSINESS OF ECI.

               (a) Unless Microfield shall otherwise consent in writing (which consent, in the case of paragraphs (iv), (v), (ix), (xi), (xii), or (xiii) below, shall not be unreasonably withheld, delayed or conditioned) and except as expressly contemplated by this Agreement or in the Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, (i) ECI shall conduct its business in the ordinary course and consistent with past practice, and ECI shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of ECI with Persons with whom ECI does significant business and (ii) without limiting the generality of the foregoing, ECI will not:

                    (i) Amend or propose to amend its Articles of Incorporation or Bylaws (or similar organizational documents);

                    (ii) Authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any equity interests in ECI, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any equity interests in or other securities of ECI, including, but not limited to, any securities convertible into or exchangeable for equity interests in ECI;

                    (iii) Split, combine or reclassify any of its Stock or declare, pay or set aside any dividend or other distribution (whether in cash, equity interests or property or any combination thereof) in respect of its Stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity interests or other securities;

                    (iv) Create or incur any indebtedness for borrowed money, issue any debt securities or make any loans or advances, in each instance in excess of $25,000, except in the ordinary course of business;

                    (v) Sell, pledge, dispose of or encumber any assets of ECI, except in the ordinary course of business;

                    (vi) Authorize any capital expenditures or purchases of fixed assets in excess of $25,000, except in the ordinary course of business;

                    (vii) Assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person;

                    (viii) Voluntarily incur any liability or obligation (absolute, contingent or otherwise) in excess of $25,000, except in the ordinary course of business.

                    (ix) Increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement;

                    (x) Alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of ECI;

                    (xi) Except as may be required as a result of a change in Law, change any of the accounting principles or practices used by it;

                    (xii) Make any tax election or settle or compromise any income tax liability;

                    (xiii) Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the ECI Financial Statements (or the notes thereto) or incurred by ECI in the ordinary course of business consistent with past practice;

                    (xiv) Take, or agree in writing or otherwise to take, any of the foregoing actions or any action that would make any of the representations or warranties of ECI contained in this Agreement untrue or incorrect in any material respect at or prior to the Effective Time; or

                    (xv) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof.

               (b) ECI shall comply with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all Permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect on ECI.

          5.2 NOTIFICATION OF CERTAIN MATTERS. ECI shall give prompt notice to Microfield if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any party alleging that the Consent of such party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) the occurrence of an event that would be reasonably likely (i) to have a Material Adverse Effect on ECI or (ii) to cause any condition set forth in Section 8.1 or 8.2 to be unsatisfied; or (d) the commencement or, to the Knowledge of ECI, threat of any Litigation involving or affecting ECI, any of its respective properties or assets, or any employee, agent, director, officer or shareholder, in his or her capacity as such, of ECI which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Merger.

          5.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, and without intending by this Section 5.3 to limit any of the other obligations of the parties under this Agreement, ECI will give, and shall direct its accountants and legal counsel to give, Microfield and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of ECI, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to ECI and will furnish Microfield with such financial and operating data and other information with respect to the business and properties of ECI as Microfield may from time to time reasonably request in connection with such transactions.

          5.4 SHAREHOLDER APPROVAL. As soon as practicable, ECI will take all steps necessary to duly call, give notice of, convene and hold a special meeting of Shareholders for the purpose of voting upon the Merger, this Agreement and the transactions contemplated hereby, or to obtain the unanimous written consent of the holders of record of ECI Stock approving this Agreement and the transactions contemplated hereby, in accordance with the requirements of the NGCL and ECI's Articles of Incorporation and Bylaws.

          5.5 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, ECI agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, obtaining all Consents from Governmental Authorities and other parties required for the completion of the Merger and the transactions contemplated thereby applicable to ECI, including without limitation all Consents required under any Material Contract. Upon the terms and subject to the conditions hereof, ECI agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein for which ECI is responsible.

          5.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, ECI shall not, and shall use reasonable best efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Microfield, except where such release or announcement is required by applicable Law, in which case ECI, prior to making such announcement, will consult with Microfield regarding the same.

          5.7 COMPLIANCE. In completing the transactions contemplated hereby, ECI shall comply, in all material respects, with all applicable Laws.

     ARTICLE 6. ADDITIONAL COVENANTS OF MICROFIELD AND MERGER SUB

     Microfield and Merger Sub covenant and agree as follows:

          6.1 CONDUCT OF BUSINESS OF MICROFIELD.

               (a) Unless ECI shall otherwise consent in writing (which consent, in the case of paragraphs (ii), (iii), (iv), (v), (ix), (x), (xii), or (xiii) below, shall not be unreasonably withheld, delayed or conditioned) and except as expressly contemplated by this Agreement or in the Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, (i) Microfield shall conduct its business in the ordinary course and consistent with past practice, and Microfield shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of Microfield with Persons with whom Microfield does significant business and (ii) without limiting the generality of the foregoing, Microfield will not:

                    (i) Amend or propose to amend its Articles of Incorporation or Bylaws (or similar organizational documents);

                    (ii) Authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any equity interests in Microfield, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any equity interests in or other securities of Microfield, including, but not limited to, any securities convertible into or exchangeable for equity interests in Microfield;

                    (iii) Split, combine or reclassify any of its Stock or declare, pay or set aside any dividend or other distribution (whether in cash, equity interests or property or any combination thereof) in respect of its Stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity interests or other securities;

                    (iv) Create or incur any indebtedness for borrowed money, issue any debt securities or make any loans or advances, in each instance in excess of $25,000, except in the ordinary course of business;

                    (v) Sell, pledge, dispose of or encumber any assets of Microfield, except in the ordinary course of business;

                    (vi) Authorize any capital expenditures or purchases of fixed assets in excess of $50,000, except in the ordinary course of business;

                    (vii) Assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person;

                    (viii) Voluntarily incur any liability or obligation (absolute, contingent or otherwise) in excess of $50,000, except in the ordinary course of business;

                    (ix) Increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of this Agreement;

                    (x) Alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Microfield or its Subsidiaries;

                    (xi) Except as may be required as a result of a change in Law, change any of the accounting principles or practices used by it;

                    (xii) Make any tax election or settle or compromise any income tax liability;

                    (xiii) Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Microfield Financial Statements (or the notes thereto) or incurred by Microfield in the ordinary course of business consistent with past practice;

                    (xiv) Take, or agree in writing or otherwise to take, any of the foregoing actions or any action that would make any of the representations or warranties of Microfield or Merger Sub contained in this Agreement untrue or incorrect in any material respect at or prior to the Effective Time; or

                    (xv) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof.

               (b) Microfield and its Subsidiaries shall comply with all Laws applicable to them or any of their properties, assets or business and maintain in full force and effect all Permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect on Microfield.

          6.2 NOTIFICATION OF CERTAIN MATTERS. Microfield shall give prompt notice to ECI if any of the following occur after the date of this Agreement:
(a) receipt of any notice or other communication in writing from any party alleging that the Consent of such party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) the occurrence of an event that would be reasonably likely (i) to have a Material Adverse Effect on Microfield or (ii) to cause any condition set forth in Section 8.1 or 8.3 to be unsatisfied; or (d) the commencement or, to Microfield's Knowledge, threat of any Litigation involving or affecting Microfield, or any of its respective properties or assets or any employee, agent, director or officer, in his or her capacity as such, of Microfield which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Merger.

          6.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, and without intending by this Section 6.3 to limit any of the other obligations of the parties under this Agreement, Microfield will give, and shall direct its accountants and legal counsel to give, ECI and the ECI Shareholders and their authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of Microfield, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Microfield and will furnish ECI and the ECI Shareholders with such financial and operating data and other information with respect to the business and properties of Microfield as ECI or the ECI Shareholders may from time to time reasonably request in connection with such transactions.

          6.4 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Microfield and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, obtaining all Consents from Governmental Authorities and other third parties required for the completion of the Merger and the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, Microfield and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

          6.5 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Microfield and Merger Sub shall not, and shall use reasonable best efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of ECI (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law, in which case Microfield, prior to making such announcement, will consult with ECI regarding the same.

          6.6 COMPLIANCE. In completing the transactions contemplated by this Agreement, Microfield and Merger Sub shall comply, and cause their Subsidiaries to comply or to be in compliance, in all material respects, with all applicable Laws.

     ARTICLE 7. SURVIVAL All representations and warranties contained in this Agreement or in any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement (collectively, the "RELATED DOCUMENTS"), will survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby for a period ending on the Closing Date, after which such representations and warranties shall expire and be of no further force and effect except with respect to breaches asserted in writing prior to such expiration date. All other covenants and agreements of the parties to this Agreement shall survive the Closing Date until fully performed.

     ARTICLE 8. CONDITIONS PRECEDENT

          8.1 MERGER CONDITIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

               (a) ECI SHAREHOLDER APPROVAL. The Merger, this Agreement and the transactions contemplated by this Agreement shall have been approved at or prior to the Effective Time by the required vote or written consent of the ECI shareholders in accordance with the NGCL and the Articles and Bylaws of ECI, and no ECI shareholder shall have properly and timely exercised dissenters' rights under the NGCL.

               (b) NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority that prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. ECI and Microfield shall use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

          8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MICROFIELD AND MERGER SUB. The obligations of Microfield and Merger Sub to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               (a) COMPLIANCE WITH AGREEMENT. ECI shall have performed and complied in all respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect.

               (b) REPRESENTATIONS AND WARRANTIES OF ECI. The representations and warranties made by ECI in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though made on the Closing Date, except where the effect of any breaches of the representations and warranties of ECI made in this Agreement, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

               (c) NO MATERIAL ADVERSE EFFECT. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Material Adverse Effect on ECI.

               (d) CONFIDENTIALITY AND NONSOLICITATION AGREEMENTS. Rodney M. Boucher and Gene Ameduri shall each have executed a Confidentiality and Nonsolicitation Agreement in the form attached as Exhibit B.

               (e) CLOSING CERTIFICATES. ECI shall have delivered to Microfield
(a) a certificate signed on behalf of ECI by the Chief Executive Officer of ECI, dated on the Closing Date, to the effect that, to such person's Knowledge, the conditions set forth in Sections 8.2 (a), (b), (c), and (d) have been satisfied; and (b) a secretary's certificate as to such ECI corporate matters in connection with the Merger as Microfield may reasonably request.

               (f) FINANCIAL STATEMENTS. ECI shall have delivered to Microfield the audited financial statements as of and for the years ended December 31, 2003 and 2004, and unaudited financial statements as of and for the eight months ended August 31, 2005.

          8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ECI. The obligations of ECI to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

               (a) COMPLIANCE WITH AGREEMENT. Microfield and Merger Sub shall have performed and complied in all respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect with respect to Microfield.

               (b) REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB. The representations and warranties made by Microfield and Merger Sub in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Microfield and/or Merger Sub made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect.

               (c) APPOINTMENT OF OFFICERS. The board of directors of Merger Sub shall have appointed the officers of the Surviving Corporation as set forth in
Section 2.5 above, effective immediately after the Effective Time.

               (d) MICROFIELD DIRECTORS AND OFFICERS. Rodney M. Boucher and Gene Ameduri shall have been appointed as directors of Microfield and Rodney M. Boucher shall have been appointed as Chief Executive Officer, in each case effective immediately after the Effective Time. Robert Jesenik and Steven Wright shall have submitted their written resignations as directors of Microfield, effective immediately after the Effective Time.

               (e) NO MATERIAL ADVERSE EFFECT. During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and be continuing on the Closing Date, any Material Adverse Effect on Microfield.

               (f) CONSENTS. Microfield shall have obtained or timely filed all required Consents under all applicable state securities laws or Blue Sky laws necessary to issue the Merger Consideration.

               (g) FINANCIAL STATEMENTS OF CHRISTENSON ELECTRIC, INC. Microfield shall have filed audited and pro forma financial statements of Christenson Electric, Inc., with the SEC in compliance with the requirements of Form 8-K.

               (h) CLOSING CERTIFICATES. Microfield shall have delivered to ECI
(i) a certificate signed on behalf of Microfield by the Chairman of the Board of Microfield, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 8.3(a), (b), (c), (d), (e), (f), and (g) of this Agreement have been satisfied; and (ii) secretary's certificates of Microfield and Merger Sub as to such corporate matters in connection with the Merger as ECI may reasonably request.

     ARTICLE 9. TERMINATION AND ABANDONMENT

          9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the ECI shareholders described herein:

               (a) By mutual written consent of Microfield and ECI;

               (b) By either Microfield or ECI if (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable, or (ii) the ECI Shareholders do not approve the Merger;

               (c) By Microfield if:

                    (i) ECI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to ECI;

                    (ii) Any representation or warranty of ECI shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                    (iii) Any representation or warranty of ECI shall cease to be true and correct as of the Closing Date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by Microfield of any of its covenants or agreements under this Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to ECI;

                    (iv) Since the date of this Agreement, ECI shall have suffered a Material Adverse Change.

               (d) By ECI if:

                    (i) Microfield or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five
(5) days after the giving of written notice thereof to Microfield;

                    (ii) Any representation or warranty of Microfield or Merger Sub shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                    (iii) Any representation or warranty of Microfield or Merger Sub shall cease to be true and correct as of the Closing Date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by ECI of any of its covenants or agreements under this Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to Microfield or Merger Sub;

                    (iv) Since the date of this Agreement, Microfield shall have suffered a Material Adverse Change.

               (e) By either Microfield or ECI if the Merger is not completed on or before December 31, 2005, provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any party where failure to perform any of its obligations under this Agreement results in the failure of the Merger to be completed by such time.

     The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 10.5 hereof.

          9.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement (other than Sections 9.2, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7,
10.8, 10.9, 10.10, 10.11, 10.12, 10.14, and 10.15) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, members, employees, agents, legal or financial advisors or other representatives). If this Agreement is terminated as provided herein, each party shall use all reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

     ARTICLE 10. MISCELLANEOUS.

          10.1 DUE DILIGENCE. Each party to this Agreement hereby represents and acknowledges that it was provided all requested due diligence materials and was given open access to the records of the applicable business entity and has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion as to the value of the respective business entities. Each party further represents and acknowledges that it has not relied on any representations made by another party to this Agreement other than those specified in this Agreement.

          10.2 CONFIDENTIALITY.

               (a) Unless (i) otherwise expressly provided in this Agreement,
(ii) required by applicable Law, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Microfield and ECI, all information (whether oral or written) and documents furnished in connection herewith together with analyses, compilations, studies or other documents prepared by such party which contain or otherwise reflect such information shall be kept strictly confidential by Microfield, ECI, Merger Sub and their respective officers, directors, employees, agents, and the ECI Shareholders. Prior to any disclosure permitted pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with obligations imposed by applicable Law.

               (b) In the event the transactions contemplated by this Agreement are not completed, each party shall return to the other any documents furnished by the other and all copies thereof that any of them may have made and will hold in confidence any information obtained from the other party except to the extent
(i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure (and provided that, except with respect to information referred to in the following clause (iii), such party shall have advised the other party of such knowledge upon or promptly after its receipt of such information) or was thereafter developed or obtained by such party independent of such disclosure, or (iii) such information is or becomes generally available to the public other than by breach of this Article 10 (or, to such party's Knowledge, breach of a confidentiality agreement with the other party). Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

          10.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among ECI, Microfield and Merger Sub.

          10.4 WAIVER OF COMPLIANCE; CONSENTS. Any failure of ECI on the one hand, or Microfield and Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Microfield (or Merger Sub, as the case may be) on the one hand, or ECI on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

          10.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) IF TO ECI, TO:

                         5487 Vicenza Way
                         San Jose, California 95138
                         Attn: Rodney M. Boucher
                         Tel: (408) 532-7454

               WITH A COPY TO:

                         Miller Nash LLP
                         111 SW Fifth Avenue, Suite 3400
                         Portland, OR 97204
                         Attn: Frank Cable
                         Tel: (503) 205-2508

               (b) IF TO MICROFIELD OR MERGER SUB, TO:

                         Microfield Group, Inc.
                         1631 NW Thurman Street, Ste. 200
                         Portland, OR 97209
                         Attn: President
                         Tel: (503) 419-3600

               WITH A COPY TO:

                         Dunn Carney Allen Higgins & Tongue LLP
                         851 SW 6th Avenue, Ste. 1500
                         Portland, OR 97204
                         Attn: Jonathan A. Bennett
                         Tel: (503) 224-6440

          10.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of ECI, in the case of a proposed assignment by Microfield or Merger Sub, or by Microfield, in the case of a proposed assignment by ECI.

          10.7 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          10.8 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the state of Oregon. Each party consents to jurisdiction and venue in Multnomah County, Oregon.

          10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          10.11 ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the attached Exhibits and Disclosure Schedules, which Exhibits and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

          10.12 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

          10.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

          10.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

          10.15 DISCLOSURE SCHEDULES. Both Microfield and ECI acknowledge that the Disclosure Schedules (a) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (b) are qualified in their entirety by reference to specific provisions of this Agreement, and (c) are not intended to constitute and shall not be construed as indicating that any such matter is required to be disclosed, nor should such disclosure be construed as an admission that such information is material with respect to ECI or Microfield, as the case may be, except to the extent required by this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ENERGYCONNECT, INC.                     MICROFIELD GROUP, INC.
a Nevada corporation                    an Oregon corporation


By: /s/ Rodney M. Boucher               By: /s/ A. Mark Walter
    ---------------------------------       ------------------------------------
    Rodney M. Boucher, Chairman,            A. Mark Walter, President
    CEO and President

                                        ECI ACQUISITION CO.
                                        an Oregon corporation


                                        By: /s/ A. Mark Walter
                                            ------------------------------------
                                            A. Mark Walter, President

FOR PURPOSES OF SECTION 2.13 ONLY:

ENERGY FUND II, LLC
By: Aequitas Capital Management, Inc., its Manager


By: /s/ Robert J. Jesenik                   /s/ Rodney M. Boucher
    ---------------------------------       ------------------------------------
    Robert J. Jesenik, CEO                  Rodney M. Boucher

    /s/ Gene Ameduri
    ---------------------------------
    Gene Ameduri

                                    EXHIBIT A

                         FORM OF STOCK PURCHASE WARRANT

                                 [See attached]

                                    EXHIBIT B

              FORM OF CONFIDENTIALITY AND NONSOLICITATION AGREEMENT

                                LIST OF SCHEDULES

SCHEDULE:   CONTAINS:
   3.1      Good Standing of ECI
   3.2      ECI capitalization
   4.3      Microfield SEC reports

ARTICLE 1.    DEFINITIONS..................................................    1

ARTICLE 2.    THE MERGER...................................................    4
   2.1     The Merger......................................................    4
   2.2     Effective Time..................................................    4
   2.3     Articles of Incorporation of Surviving Corporation..............    4
   2.4     Bylaws of Surviving Corporation.................................    5
   2.5     Directors and Officers of Surviving Corporation.................    5
   2.6     Merger Sub Stock................................................    5
   2.7     Conversion of ECI Stock.........................................    5
   2.9     Procedure for Payment...........................................    6
   2.10    Unregistered Shares.............................................    6
   2.11    Stock Certificate Legend........................................    7
   2.12    ECI Options.....................................................    7
   2.13    Agreement to Vote in Favor of  Merger...........................    8

ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF ECI........................    8
   3.1     Organization and Good Standing..................................    8
   3.2     Capitalization..................................................    8
   3.3     Intellectual Property...........................................    9
   3.4     Customers.......................................................    9

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF MICROFIELD AND MERGER SUB..    9
   4.1     Organization and Good Standing..................................    9
   4.2     Capitalization..................................................    9
   4.3     SEC Reports.....................................................    9

ARTICLE 5.    ADDITIONAL COVENANTS OF ECI..................................   10

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                             PAGE
                                                                             ----
   5.1     Conduct of Business of ECI......................................   10
   5.2     Notification of Certain Matters.................................   11
   5.3     Access and Information..........................................   12
   5.4     Shareholder Approval............................................   12
   5.5     Reasonable Best Efforts.........................................   12
   5.6     Public Announcements............................................   12
   5.7     Compliance......................................................   13

ARTICLE 6.    ADDITIONAL COVENANTS OF MICROFIELD AND MERGER SUB............   13
   6.1     Conduct of Business of Microfield...............................   13
   6.2     Notification of Certain Matters.................................   15
   6.3     Access and Information..........................................   15
   6.4     Reasonable Best Efforts.........................................   15
   6.5     Public Announcements............................................   15
   6.6     Compliance......................................................   16

ARTICLE 7.    SURVIVAL.....................................................   16

ARTICLE 8.    CONDITIONS PRECEDENT.........................................   16
   8.1     Merger Conditions...............................................   16
   8.2     Conditions Precedent to the Obligations of Microfield and Merger
              Sub..........................................................   16
   8.3     Conditions Precedent to the Obligations of ECI..................   17

ARTICLE 9.    TERMINATION AND ABANDONMENT..................................   18
   9.1     Termination.....................................................   18
   9.2     Effect of Termination and Abandonment...........................   20

ARTICLE 10.   MISCELLANEOUS................................................   20
   10.2    Confidentiality.................................................   20
   10.3    Amendment and Modification......................................   21
   10.4    Waiver of Compliance; Consents..................................   21
   10.5    Notices.........................................................   21
   10.6    Binding Effect; Assignment......................................   22
   10.7    Fees and Expenses...............................................   22
   10.8    Governing Law...................................................   22

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                             PAGE
                                                                             ----
   10.9    Counterparts....................................................   23
   10.10   Interpretation..................................................   23
   10.11   Entire Agreement................................................   23
   10.12   Severability....................................................   23
   10.13   Specific Performance............................................   23
   10.14   Third Parties...................................................   23
   10.15   Disclosure Schedules............................................   23